EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

GAINSCO INC, 401(k) Plan Investment Committee:

We consent to the incorporation by reference in the registration statements (No. 333-33590 and No. 333-34164) on Form S-8 of GAINSCO, INC. of our report dated June 13, 2003 relating to the statements of net assets available for benefits of the GAINSCO, INC. 401(k) Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits and related schedules for the years then ended, which report appears in the Annual Report on Form 11-K for the fiscal year ended December 31, 2002 of the GAINSCO, INC. 401(k) Plan.

/s/ KPMG LLP

Dallas, Texas

June 27, 2003